InterGen Data

InterGen Data is a pioneering Life Event prediction data and analytics company that utilizes proprietary AI and Machine Learning algorithms to predict life events and their related costs, revolutionizing personalized financial planning and wellness.


InterGen
DATA
Revolutionizing Financial and Health Planning with AI
Life Stage / Life Event Model

Invest

DEADLINE: December 6, 2024

in 4 months

SHARE PRICE

$0.58

TOTAL RAISED

$0

VALUATION

$6,380,331

Reg CF offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

InterGen Data, Inc. is a leading data analytics company that specializes in using artificial intelligence (AI) and machine learning (ML) to predict life events and the potential expenses associated with them. The company's proprietary Robo-Analyst technology allows for automated, predictive and prescriptive analytics. With this technology, the company seeks to help financial institutions, wealth managers, home healthcare and insurance companies offer more personalized services to their customers, with a focus on predicting a client's major life events, such as buying a house, marriage, critical illness, or retirement, and the corresponding financial needs these events may incur.

InterGen Data's clientele is diverse, primarily focused within the financial and insurance sectors. They work with wealth management firms, banks, home healthcare, insurance companies, and other financial institutions, providing them with AI-driven predictive insights to better understand their customers' future needs. By doing so, these institutions are empowered to provide proactive and personalized advice, strengthening their relationships with clients and improving customer retention. Some of their prominent business partners include leading fintech platforms and insurtech providers who leverage InterGen Data's predictive data and analytics capabilities to innovate and enhance their own services.

The company's vision extends beyond pure data analytics to a more holistic understanding of each individual's life journey. InterGen Data's predictive models take into account a wide range of data points, including **demographic information, socio-economic status, health data, and more, to build a comprehensive picture of each client's potential life path.**

By integrating this depth of personal data with sophisticated AI and ML algorithms, InterGen Data is able to forecast life events and the related costs, helping clients to plan for the future with greater certainty and confidence.

PROBLEM

People are planning their financial futures with advisors, agents, healthcare workers, and insurers. However, the tools and systems that they use are based on point-in-time questions that only consider one's goals and objectives.

This methodology, while common, does not account for the variability of expenses in the future because people don't plan for bad things to happen.

At its core, this means that there is a lack of data concerning life's unplanned moments in every plan: personal, financial, or health based. Ultimately, this means that everything is planned on perfection and not reality.

Consumers want to know what they will need, why they need it, how much it will cost THEM if they are subject to the event happening and how to prepare in advance rather than in hindsight so they can protect themselves and their families. Firms have yet to offer empirical advice that is specific to the client's current AND future needs.



Life Stage / Life Event Model
LIFE STAGE
RIP
INVESTMENT MANAGEMENT
PROTECT
ACCUMULATE
DECUMULATE
PRESERVE
UTILIZE
RE-INVEST
TRANSFER
LIFE EVENT
Crawl
Walk
Run
Learn
Grow Explore
Graduate Get a Job Move Out Buy a Car
Buy a Home Find Spouse Have a child Insurance 2nd Home
Career Advances Financial Pressures Buy a House Job Loss Vacationing
Retirement Chronic Illness Loss of Family Serious Injury
Serious Illness Cognitive Issues
Hospitalization
EOL
PLANNING PRODUCTS
Debt •Budgeting •Bankruptcy •Housing •Credit
Investment •Investment Policy •Asset Allocation •Research/Selection •Monitoring & Reporting
Education •Where/What •Type •Considerations •Evaluation (As Is/To Be) •Strategies
Retirement •Government Sponsored •Personal Plan •Annuity •Employer Sponsored
Insurance •Universal •Critical •Disability •Long-Term/Eldercare •Whole •Term
Tax •Estate, AMT, Passive Loss, Gift •Preparation •IRS Notices & Audits •Revenue Rulings •Stock Option Planning
Business •Analysis •Modeling •Financial •Management •Succession
Income •Long Term •Short Term •Accident, Sickness, Unemployed
Estate •Annuities •Wills (Living & Other) •Trusts •Durable PoA •Taxes & Deductions •Succession
Special Situations •Lottery •Multiple Deaths •Natural Disaster
InterGen DATA

SOLUTION

InterGen Data's proprietary technology aims to address the problem of point-in-time planning by predicting a wide array of life events and their associated costs, enabling more accurate and personalized financial planning. Instead of solely relying on a client's current goals and objectives, InterGen's solution is designed to incorporate the unpredictability of future expenses and life's unplanned moments into the planning process.

Their life stage/life event predictive technology uses a multitude of data points, including demographic, socio-economic, and health data. The AI and machine learning algorithms then analyze these data points to predict over 95 different life events, including their timing and associated costs. This approach embraces the reality of life's variability, providing a more realistic foundation for financial planning.

For example, the technology can predict the likelihood of a client needing long-term medical care in the future, the potential costs, and when those costs might occur. This foresight allows financial advisors to incorporate these potential expenses into a client's financial plan well in advance, leading to better preparedness. In addition, by integrating this predictive technology into their services, firms can offer empirical advice tailored to a client's current and future needs, moving beyond the limitations of traditional, perfection-based planning. This way, consumers get a clearer picture of what they might need, why they need it, how much it might cost them, and how they can prepare in advance, providing an improved sense of security and preparedness for their future.


YOUNG Single
YOUNG Childfree
YOUNG With Child
MATURING Single
MATURING Established
MATURING Well to Do
ESTABLISHED Empty Nester
ESTABLISHED Retiring
ESTABLISHED Elderly
Age
Race
Gender
Marital Status
Education
Degree
Job
Job Title
State
City
Rural/Urban
Zip/Zip+4
Life Events
95
Health
Wealth
Income
Expenses
Risk Tolerance
Investment Objectives
Account Objectives
Suitability
Goals
Total Net Worth
Liquid Net Worth
Experience
Assets Invest/Retire
Health and Wellness
Debt Management
Investment Planning
Retirement Planning
Insurance Planning
Education Planning
Tax Planning
Business Planning
Income Protection
Estate Planning
Special Situations

BUSINESS MODEL

InterGen Data generates revenue through three primary streams: Subscription, Partnership/Private Label, and Analysis Consulting.

Subscription

In their Subscription model, they offer Data as a Subscription (DaaS) where users can access their predictive insights for a minimal monthly fee. They also offer a Service Bureau Model (SBM) which provides companies with direct access to their extensive data points via an API for an annual licensing fee, with additional charges for extra information.

Partnership/Private Label

In the Partnership/Private Label revenue model, InterGen Data collaborates with entities like Global Systems Integrators (GSIs), Managed Service Providers (MSPs), Technology Alliance Partners (TAPs), Value Added Resellers (VARs), and Strategic Partners (STPs). The financial arrangement with these partners involves a blend of licensing, revenue sharing, and consulting fees.

Analysis Consulting

Lastly, InterGen Data offers a Consulting model where they provide more personalized services, including conducting custom analyses based on clients' specific needs. Here, the company goes beyond merely providing data access and assists businesses in understanding and leveraging the insights. This service is charged either on a project basis or via a long-term contractual agreement.

MARKET

The market opportunity for InterGen Data in the realm of life event prediction and analysis is substantial, particularly in sectors such as banking, financial services, insurance, and home healthcare.

- **Banking and Financial Services:** Personal financial wealth has nearly tripled over the past two decades, skyrocketing from $80 trillion in 1999 to $226 trillion at the end of 2019. With the digitization of these sectors and the increased adoption of AI, there's a significant market opportunity for predictive analytics companies like InterGen Data. These institutions can leverage predictive insights for personalized financial planning, improved risk management, and superior customer service.
- **Insurance:** The global insurance industry is vast and growing, with total premiums reaching approximately $7 trillion in 2022. Predictive analytics can play a transformative role in this sector by enabling insurers to more accurately assess risk, set premiums, and anticipate customers' future needs. This positions companies like InterGen Data to potentially capture a significant portion of this market.
- **Home Healthcare:** Valued at around $303.6 billion in 2020 with a projected growth rate of 7.9% from 2021 to 2028, the home healthcare market presents a ripe opportunity. Predictive analytics can empower home healthcare providers to forecast their patients' future health needs and adjust their care plans proactively. This can lead to improved patient outcomes and potentially reduced healthcare cost.

Given the rising wealth levels and the increasing digital transformation in these sectors, we believe that the market opportunity for InterGen Data's services is considerable. In the US, predicting Life Events is an $8.1 Billion annual opportunity.

Predicting Life Events in the U.S. is an ***$8.1 Billion**** annual opportunity


Banks
273 Million Banked
11%
14%
53%
23%
Giant Large Medium Small
Deposits by Bank Size
Financial Services
208 Million Investors
1%
8%
16%
18%
27%
30%
75 > 65 - 74 55 - 64 45 - 54 35 - 44 < 35
Age of Investors by Percentage
Insurance Companies
193 Million Insureds
1,305
2,507
931
841
P&C L&A Health Frat Title R&R Other
Number of Companies by Insurance Type

* Opportunity based upon all customers being charged $1 per month

FINRA, USA Facts, Statista, Lexington Law, LIMRA

PRESS

- **Wealth Management**

  Robert Kirk on the Wealth Management Possibilities of AI

- **EINPresswire**

  Fifth annual WealthTech100 list reveals the tech companies transforming the investment and banking industries

- **Technology Tools for Today**

  InterGen Data Launches "LISA" Life Stage Advisor to Empower Advisors with Advanced Insights

  InterGen Data Selects CentSai to Improve Financial Wellness of Americans

- **LinkedIn**

  Ben Wright MSc, FPFS' Post

- **UBS**

  InterGen Data, Inc. wins "3rd Place" in UBS 2021 Future of Finance Challenge "Reimagining Investing"

TEAM



Robert Kirk

Chief Executive Officer and Founder

A seasoned financial industry expert with over 30 years of experience, serves as the Founder and CEO of InterGen Data, Inc., a company revolutionizing the banking, financial services, insurance, and home healthcare industries through the adoption of its proprietary and patent-pending "LSLE" Life Stage/Life Event Algorithm and their AI/ML Data Engine. With an impressive track record in leadership roles such as Chief Information Officer at 1st Global Research & Consulting and Principal Consultant at Mphasis (a Blackstone Company), Robert has consistently demonstrated his ability to drive innovation, streamline operations, and foster strategic partnerships. As a visionary with a strong background in technology and wealth management, Robert has led transformative initiatives at companies like Penson Financial Services and Southwest Securities, Inc. His extensive experience and proven expertise make him the driving force behind InterGen Data's disruption of the banking, financial services, insurance, and home healthcare industries on behalf of everyday people.



Brian Foley

SVP, Strategic Consulting and Co-Founder

A seasoned executive with extensive experience in the insurance and financial services industries with a proven track record in driving transformative projects, he combines automation, cognitive technologies, analytics, and digital strategies to deliver measurable business outcomes. Previously, Brian held leadership positions at Birlasoft, Conduent, and Mphasis, where he excelled in devising innovative solutions, managing teams of experts, and fostering strong client relationships. A former Captain in the US Army, Brian's distinguished military background and leadership skills have propelled him to excel across various roles in companies such as MetLife and PIMCO Trust Company. As a dedicated professional, he consistently strives to enhance customer experiences and streamline business processes in today's dynamic market.



Will Binns

SVP, Chief Technology Officer and Co-Founder

Will is a seasoned technology expert with over two decades of experience in strategy, information technology, and e-commerce. With a strong background in leading complex web applications projects, Binns has managed both onshore and offshore resources and has worked with renowned companies such as Accenture and Radiant Digital. As a key architect in data-driven web applications, Binns specializes in Java and Angular front-end technologies. His extensive experience in the e-commerce sector includes crafting strategies, roadmaps, and managing deployments for a diverse range of clients. As a result of his track record in solution architecture and delivery, Binns is an invaluable asset to InterGen Data as they embark on building out its proprietary Life Event Prediction models, data, and analysis.



Mary Kotzman

SVP, Chief Operations Officer

A seasoned financial expert with a comprehensive background in operations, compliance, and risk management. Mary's extensive experience includes spearheading fiduciary risk exposure assessments at the US Department of Agriculture, Wells Fargo, Charles Schwab and driving operational process efficiencies as an independent consultant for wealth advisory and RIA practice management. As a Program Director at Fiduciary Supply Management Association, she has honed her skills in regulatory interpretation, project management, and ERISA best practices. Mary's tenure at 1st Global allowed her to develop change management strategies for advisers transitioning to fee-based business models, while also implementing sales strategies and training practices. Her strategic vision and operational expertise are invaluable assets to InterGen Data's success as the company prepares to build upon its current success and scale to serve institutions world-wide.



Dan Doggendorf

VP, Virtual Chief Information Security Officer

A cybersecurity titan and visionary, serves as the virtual CISO of InterGen Data. With over 20 years of experience, Dan has lent his expertise to organizations ranging from startups to Fortune 500 companies, including Corteva Agriscience, GameStop, and Penson Financial Services. As the founder of Pro4:Six Consulting, he specializes in vCISO engagements, compliance/audit readiness, and cybersecurity strategy. Dan's transformative leadership has led to significant achievements, including driving sales for the Dallas Stars as their CIO and VP of Business Operations, and being named a finalist in D CEO's CIO/CTO Awards. His dedication to security and innovation ensures InterGen Data remains at the forefront of the industry.



Macario Alvarado

VP, Global Systems Administrator

A trailblazer in global systems administration, serves as the VP of Global Systems Administration at InterGen Data. Over his distinguished 20-year career, Macario has honed his skills in email systems, mobile device management, and email security across various industries. From managing global teams at BASF Corporation to leading messaging migrations for the National Basketball Association (NBA), Macario's strategic approach to infrastructure has driven remarkable outcomes. As a seasoned IT Manager with experience in organizations such as The Salvation Army, Fragomen, and Blue Cross Blue Shield, Macario's deep knowledge of administration and collaboration systems is invaluable to InterGen Data's exponential growth. His leadership ensures seamless connectivity and secure communication across the organization.



Alan Chin

VP of Business Development, APAC

An accomplished executive with a vast experience spanning over 20 years in the finance and technology sectors. As a strategic leader, Alan has held various key positions, including Regional Director of Greater China at Finastra and SVP of Chinese Markets at AxiomSL. With a deep understanding of the APAC market, Alan has contributed to numerous advisory boards, such as Plug and Play Tech Center, Synpulse Management Consulting, and MIT Technology Review. His extensive experience in finance and technology has allowed him to lead and advise on various projects across the region. As InterGen Data embarks on their global expansion, Alan's expertise in the Asia Pacific market will be invaluable in driving the company's growth and expansion.

STRATEGIC ADVISORY BOARD - Business Strategy



Josée Deroy

Global Actuarial

Josée Deroy is a seasoned financial professional and the founder and CEO of Savvy Services Inc, with a strong background in actuarial science, risk management, and financial markets. She has held leadership positions at companies like IBM, MetLife, BNP Paribas, and HSBC, where she specialized in blockchain technology, insurance solutions, and structured fund products. Josée will provide valuable insights into the development and implementation of innovative financial strategies and risk management solutions.



Craig Iskowitz

Financial Services Technology

Craig Iskowitz is a seasoned business and technology strategy expert and the Founder and CEO of Ezra Group, LLC. He is the CEO and founder of Ezra Group, a strategy consulting firm providing technology and business advice to banks, broker-dealers, asset managers, private equity and fintech firms. With expertise in technology strategy, business growth, and trading systems, he will provide valuable guidance to InterGen Data on strategic planning, technology integration, and market positioning.



Henry Zelikovsky

Software Development

Henry Zelikovsky is the Chief Executive Officer of Softlab360, leveraging his extensive background in software engineering and management. With prior experience as CTO and VP of Software Engineering at Starpoint Solutions and Senior Systems Developer at Merrill Lynch, he excels in delivering innovative technology solutions for businesses in various industries. Henry will contribute his deep domain expertise and global engineering management experience to drive product and solutions development at InterGen Data.



Steven Dorval

Insurance

Steven Dorval is a seasoned financial services executive with expertise in wealth management, insurance, and innovation. Recently was the Head of Wealth Management and Insurance at Powerlytics and has a proven track record with large enterprises such as New York Life and John Hancock in developing and executing corporate strategy. As an advisor to InterGen Data, he will provide guidance on wealth, asset management, and insurance strategies, ensuring the company stays ahead in the ever-evolving financial landscape.

STRATEGIC ADVISORY BOARD - Technology and Data Science



Michael Veale

Global Technology

Michael Veale is a seasoned information services executive with 35 years of experience in the banking and manufacturing sectors. With expertise in technology strategy, program management, and strategic business planning, he has held global executive leadership roles at Barclays and Citigroup. Michael will provide guidance to InterGen Data on maximizing return on technology investments, architecture, in aligning business, data, and technology strategies.



Joan Albeck

Large Scale Consumer Infrastructure

Joan is a seasoned technology executive with expertise in driving digital transformation initiatives and aligning technology strategies with business objectives. With her extensive experience in the financial services industry at Scottrade, Waddell & Reed, she will provide valuable guidance for InterGen Data as they seek to enhance their technology infrastructure, scale for large enterprise and consumer implementations, while improve customer experiences.



Dr. Alan Timothy

AI/ML Pricing Expert

Dr. Alan Timothy is a serial entrepreneur, a Professor of Enterprise Analytics at Birmingham University, a Fellow at Teesside University and Newcastle University, and a Board Member at the National innovation Centre for Data. As a seasoned executive with a wealth of experience in data science, AI, and sales management he will help InterGen Data by providing insights and guidance on B2B activities (pricing, and customer churn).

USE OF PROCEEDS

If the offering's maximum amount of $999,999 is raised:

Use	Value	% of Proceeds
Operations	$50,000	5.0%
Data Management	$151,000	15.1%
Artificial Intelligence / Machine Learning	$100,000	10.0%
Development	$100,001	10.0%
Sales Marketing	$150,000	15.0%
Ipad Application	$250,000	25.0%
Human Capital	$150,000	15.0%
Intermediary fees	$49,000	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in InterGen Data, Inc.. This offering must raise at least $10,000 by December 6, 2024 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. InterGen Data may issue additional securities to raise up to $999,999, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

12,724,708 shares
× $0.58 per share

$7,380,331 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Twitter

UPDATES

Aug 20, 2024 • Primary offering of 1,724,137 shares at $0.58

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